                        COLUMBIA FUNDS SERIES TRUST II
                                 (THE "TRUST")
                            REGISTRATION #811-21852
                                  FORM N-SAR
                      SIX MONTHS ENDED NOVEMBER 30, 2012

SUB-ITEM 77K: CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At a meeting held on June 14, 2012, the Board of Trustees of the Trust, upon recommendation of the Audit Committee, approved the replacement of Ernst & Young LLP (Ernst & Young) as the independent registered public accounting firm for each of the funds in the Trust and certain other funds in the Columbia Family of Funds (collectively, the Funds) and appointed PricewaterhouseCoopers LLP (PwC). PwC's engagement was effective at the completion of Ernst & Young's audits of the financial statements of Funds with fiscal years ended July 31, 2012. The Funds did not consult with PwC during the period ended May 31, 2012, and the fiscal years ended June 30, 2011 and 2010, September 30, 2011 and 2010, December 31, 2011 and 2010 and through the June meeting.

Ernst & Young's reports on the financial statements of each of the funds in the Trust, except as noted below, as of and for the fiscal years ended May 31, 2012 and 2011 and Columbia Dividend Opportunity Fund as of and for the period ended May 31, 2012 and the fiscal years ended June 30, 2011 and 2010, Columbia Diversified Equity Income Fund and Columbia Mid Cap Value Opportunity Fund as of and for the period ended May 31, 2012 and the fiscal years ended
September 30, 2011 and 2010, Columbia Select Large-Cap Value Fund, Columbia Select Smaller-Cap Value Fund and Columbia Seligman Communications and Information Fund as of and for the period ended May 31, 2012 and for the fiscal years ended December 31, 2011 and 2010 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no: (1) disagreements between the Funds and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports, or (2) reportable events.

The Trust has provided Ernst & Young with a copy of this disclosure and has requested Ernst & Young to furnish the Trust with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Trust herein and, if not, detailing the particular statements with which it does not agree. A copy of such letter, dated January 28, 2013, is filed as an exhibit to this Form N-SAR.